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                              ENGLOBAL CORPORATION

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

                                     General

     The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Corporation and its subsidiaries. The Committee shall oversee the audit efforts of the Corporation's independent accountants and any internal auditors employed by the Corporation and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, any internal auditors employed by the Corporation and the financial and senior management of the Corporation.

                                   Composition

     The Audit Committee shall consist of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In determining whether any director is independent, the Board shall take into consideration the requirements of the principal exchange or system on which the Corporation's common stock is traded. Directors, who are affiliates of the Company, or officers or employees of the Company or its subsidiaries, will not be considered independent. Notwithstanding the first sentence of this paragraph, until June 14, 2001, the Committee may consist of two or more directors meeting the qualifications of this section.

     All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices. At a minimum, all members of the Committee must be able to read and understand fundamental financial statements, including the corporation's balance sheet, income statement, and cash flow statement or become able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification may be determined in the business judgment of the Board. Such expertise may be the result of past employment or background experience including service as a chief executive officer, a chief financial officer or other senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

     The members of the Committee are to be elected by the Board and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.


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                                    Meetings

     The Committee shall hold regular meetings, as may be necessary, and special meetings as may be called by the Chairman of the Committee. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or either of these groups believe should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation's financial statements.

     The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

     The Committee Chairman should consult with management in the process of establishing agendas for Committee meetings.

     The Committee shall maintain and submit to the Board copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee since the preceding meeting of the Board. A copy of the minutes of each meeting shall be placed in the Corporation's minute book.

                    Relationship with Independent Accountants

     The Corporation's independent accountants are to be ultimately accountable to the Board and the Committee, and the Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

                           Responsibilities and Duties

     To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1. Review and assess the adequacy of this Charter at least annually, and otherwise as conditions dictate.

2. Review the results of the year-end audit of the Corporation, including (as applicable):

     . the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, any other pertinent reports and management's responses concerning such memorandum;

     . the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principle and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

     .    the methods used to account for significant unusual transactions;

     . the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     . management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;



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     .    significant recorded and unrecorded audit adjustments;

     . any material accounting issues among management, members of the Corporation's internal auditing department and the independent auditors; and

     . other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors.

3. Review with financial management and the independent accountants the Corporation's filings with the Securities and Exchange Commission on Form 10-Q and Form 10-K prior to their filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

4. Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body.

Independent Accountants

5. Recommend to the Board the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

6. On an annual basis, obtain from the independent accountants, and review and discuss with the independent accountants, a formal written statement delineating all relationships that the independent accountants have with the Corporation, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

7. Recommend to the Board any appropriate action to oversee the independence of the independent accountants.

8. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

9. Periodically consult with the independent accountants outside of the presence of management about internal controls and the fullness and accuracy of the Corporation's financial statements.

10. Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work.

Financial Reporting Processes

11. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

12. Consider the independent accountant's judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

13. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

14. Establish regular and separate reporting to the Committee by each of management and the independent accountants regarding any significant judgments made in


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     management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

15. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

16. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

17. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

18. Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control.

19. Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation.

20.  Prepare a report annually which states, among other things, whether:

     . the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

     . the Committee has discussed with the Corporation's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

     . the Committee has received the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

     . based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Ethical and Legal Compliance

21. Establish, review and update periodically a Code of Conduct and ensure that management has established a system to enforce this Code.

22. Review with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

23. Perform any other activities consistent with this Charter, the Corporation's bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

24. Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation.

25. Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall



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     consider the results of any review of these policies and procedures by the
     Corporation's independent auditors.

26. Obtain from the independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934.


With respect to the duties and responsibilities listed above, the Committee should:

     .    Report regularly to the Board on its activities, as appropriate;

     . Exercise reasonable diligence in gathering and considering all material information;

     . Understand and weigh alternative courses of conduct that may be available;

     . Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;


         If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

     . Provide management, the Corporation's independent auditors, and any internal auditors employed by the Corporation with appropriate opportunities to meet privately with the Committee.

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         While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations.

                                 Adopted by Resolution of the Board of Directors

                                 August 8, 2002

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